Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Replimune Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee
Fees to Be Paid	Equity	Common Stock, par value $0.001	—	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.001	—	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	—	—	—	—	—	—
Fees to Be Paid	Other	Warrants	—	—	—	—	—	—
Fees to Be Paid	Other	Units	—	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)	(2)	$250,000,000.00	0.00014760	$36,900.00
Fees Previously Paid	Equity	Common Stock, par value $0.001	Rule 457(o)	—	—	$146,189,824.60(3)	0.00011020	$16,110.12(3)
	Total Offering Amounts					$250,000,000		$36,900.00
	Total Fees Previously Paid							$16,110.12(3)
	Total Fee Offsets							—
	Net Fee Due							$20,789.88

(1)	We are registering hereunder such indeterminate number of each identified class of securities up to a proposed aggregate offering price of $250,000,000, which may be offered by us from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, exercise, redemption, repurchase or exchange of any securities registered hereunder, including any applicable anti-dilution provisions. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the aggregate dollar amount of all securities previously issued hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)	The $250,000,000 of securities registered pursuant to this registration statement includes $100,000,000 of shares of common stock that may be issued and sold under a certain Sales Agreement with Leerink Partners LLC, dated August 3, 2023 (the “Sales Agreement”), as amended by that certain Amendment No. 1 to the Sales Agreement (the “Sales Agreement Amendment”). Pursuant to the Sales Agreement Amendment, we reduced the aggregate offering price of the shares of common stock that may be issued and sold thereunder from $250,000,000 to $100,000,000. We previously paid a registration fee of $16,110.12 at the time this registration statement was initially filed for $146,189,824.60 of shares of common stock that may be issued and sold under the Sales Agreement prior to the Sales Agreement Amendment. We are applying such previously paid registration fee of $16,110.12 to the total registration fee.